Exhibit 10.18
BURLINGTON NORTHERN SANTA FE
1999 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Award Agreement ("Award Agreement") was made and entered into this [_______________](“Grant Date”) by and between Burlington Northern Santa Fe Corporation, a Delaware Corporation, (hereinafter "BNSF") and

_____________________

an employee of BNSF or one of its subsidiary companies (hereinafter "Employee").

W I T N E S S E T H

BNSF has adopted the Burlington Northern Santa Fe 1999 Stock Incentive Plan for Burlington Northern Santa Fe Corporation and Related Companies (the "Plan").  The purpose of the Plan is to attract and retain key executives possessing outstanding ability, motivate executives to achieve the growth goals of BNSF by making a portion of their total compensation dependent on the accomplishment of these goals and to further the identity of the interests of the shareholders of BNSF and key executives of BNSF and its subsidiaries by increasing the opportunities for these executives to become shareholders.

WHEREAS, the Compensation and Development Committee ("Committee") of the BNSF Board of Directors wishes to encourage superior performance by the Employee by granting Employee an award of Restricted Stock Units as defined in the Plan;

WHEREAS, the Employee desires to perform services for BNSF and to accept said grant in accordance with the terms and provisions of the Plan and this Award Agreement;

NOW THEREFORE, BNSF grants to the Employee [_____]shares of Restricted Stock Units (“Award”) with the restrictions to lapse on [_____________]as set forth below.

BNSF and Employee hereby agree that this Award of Restricted Stock Units shall be subject to the following terms, conditions and restrictions:

1.            Restrictions on Transfer.  Restricted Stock Units as referenced in the Plan shall not be sold, pledged, assigned, transferred, or encumbered during the period the Restricted Stock Units are subject to restrictions set forth in this Award Agreement, and the Employee shall not be treated as a stockholder with respect to the Restricted Stock Units.

2.            Stock Power. Restricted Stock Units awarded hereunder shall be registered in the name of the Company on behalf of the Employee and the Employee’s acceptance of this Award Agreement constitutes a grant by the Employee of a power of attorney authorizing a Stock Power to be endorsed in blank prior to the distribution with respect to the award or the forfeiture of the award.

3.            Dividends.  As of each dividend record date for Stock occurring on or after the Grant Date of the Restricted Stock Units, and prior to the date of distribution of shares of Stock with respect to the Restricted Stock Units (or, if applicable, the date of forfeiture of the Restricted Stock Units), the Employee shall receive as wages a cash payment equal to the amount of the dividend that would be payable with respect to shares of Stock equivalent in number to the Restricted Stock Units held on the dividend record date.  Such payment shall be made on the date of payment of the applicable dividend.  Notwithstanding the foregoing, however, in the event that an extraordinary cash dividend is paid on Stock prior to the vesting date of the Restricted Stock Units granted herein, a cash payment shall vest and be paid to the Employee at the same time and in the same proportion as the Restricted Stock Units vest.

4.            Vesting.  Subject to paragraph 5, if the Employee's Date of Termination does not occur prior to the vesting date of the time-based Restricted Stock Units, then the Employee shall become vested in such Restricted Stock Units on the vesting date.  As of the vesting date and subject to the payment of taxes, the Employee shall receive one share of Stock for each Restricted Stock Unit in which the Employee is then vested, subject to the terms of this Award Agreement, provided, however, that the Company shall be entitled to retain possession of each such share of Stock for such time as is necessary for the Company to make the distribution of each share of Stock to the Employee.  As of the vesting date of the shares of Stock with respect to any Units, such Units shall no longer be outstanding.

5.            Termination of Employment.  The Restricted Stock Units are forfeited upon the Employee's Date of Termination (which, for purposes of this Award Agreement, shall be the earlier of the "Date of Termination" as defined in the Plan or the date on which the Employee ceases to be in salaried employment of the Company and Related Companies) for any reason other than death, Disability, termination by the Company other than for Cause, or Retirement.  In the event of an Employee's Date of Termination due to death, all restrictions shall lapse and one share of the Stock for each Restricted Stock Unit shall be issued to the Employee's designated beneficiary or, in the absence of such designation, by the person to whom the Employee's rights shall pass by will or the laws of descent and distribution.  In the event of an Employee's Date of Termination due to Disability, termination by an Employer or Related Company other than for Cause or Retirement, the restrictions shall lapse on a pro rata portion of the Restricted Stock Units.  For purposes of the preceding sentence, the pro rata portion of the Award shall equal the total number of Restricted Stock Units covered by this Award Agreement multiplied by a fraction, the denominator of which is the total number of months of the period between the Grant Date and the vesting date applicable to the Award, and the numerator of which is the number of complete months which elapsed between the Grant Date and the Date of Termination.  Notwithstanding anything to the contrary set forth elsewhere in this Award Agreement, nothing is intended to curtail any rights the Employee may have to any vesting of Stock as set forth in the BNSF Railway Company Employee Retention Program, as amended, or in any Severance Agreement or Change in Control Agreement which the Company may have in effect with the Employee.  In the event that an Employee's Date of Termination is for Cause, or the Employee resigns, all Restricted Stock Units that are not vested on the Date of Termination shall be forfeited.  The Restricted Stock Units shall be forfeited upon the exercise of seniority at any time after the Grant Date.

6.            Taxes.  The Employee agrees that BNSF or the Related Companies may require payment by Employee of federal, state, railroad retirement or local taxes upon the vesting of an Award.  Employee may use cash or shares to satisfy tax liabilities incurred, provided that if shares are used, shares from the vesting Award may be used only to satisfy (i) applicable railroad retirement taxes, and (ii) state income taxes and federal income taxes to the extent of the Supplemental Federal Income Tax Withholding Rate as established by the Internal Revenue Code.  Any additional taxes may be satisfied by use of attestation of ownership of other shares of Stock, provided, however, that the total shall not exceed the combined maximum marginal tax rates applicable under federal and state tax laws.  In the absence of a response from the Employee, BNSF will use shares of Stock to satisfy the tax liabilities incurred.

7.            Change in Control.   In the event of termination by the Company for reasons other than Cause in connection with and after a Change in Control, shares of Stock shall be released as described in Section 12.6 of the Plan or, if applicable, the Employee’s individual Change in Control letter agreement, the BNSF Railway Company Employee Retention Program, or such other arrangement as may be approved pursuant to the terms of the Plan.

8.            IRC Section 409A.  Notwithstanding any other provisions of this Award  Agreement to the contrary, the Company shall not make any such payments or deliver any such shares of Stock until such time as it may reasonably believe that such delivery will not result in acceleration of tax or imposition of penalties under section 409A of the Internal Revenue Code.

9.            No Contract of Employment.  Nothing in this Award Agreement or in the Plan shall confer any right to continued employment with BNSF or the Related Companies nor restrict BNSF or the Related Companies from termination of the employment relationship of Employee at any time.

10.            Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights exercisable by the Employee or benefits deliverable to the Employee under this Award Agreement have not been exercised or delivered, respectively, at the time of the Employee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Award Agreement.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Employee in a writing filed with the Company in such form and at such time as the Company shall require.  If a deceased Employee fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Employee, any rights that would have been exercisable by the Employee and any benefits distributable to the Employee shall be exercised by or distributed to the legal representative of the estate of the Employee.  If a deceased Employee designates a beneficiary and the Designated Beneficiary survives the Employee but dies before the Designated Beneficiary’s exercise of all rights under this Award Agreement or before the complete distribution of benefits to the Designated Beneficiary under this  Award Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11.            No Violation of Law.  Notwithstanding any other provision of this Award Agreement, Employee agrees that BNSF shall not be obligated to deliver any shares of Stock or make any cash payment, if counsel to BNSF determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement between BNSF and any national securities exchange upon which the Stock is listed.

12.            Conflicts.  In the event of a conflict between the terms of this Award Agreement and the Plan or a resolution of the Committee, the Plan or the resolution shall be the controlling document.

13.            Administration.  Any interpretation of this Award Agreement by the Committee or its delegate and any decision made by the Committee or its delegate with respect to this Award Agreement shall be final and binding on all persons.

14.            Amendment.  This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Employee and the Company without the consent of any other person.

15.            Terms.  Except as otherwise provided in this Award Agreement, and except where the context clearly implies or indicates the contrary, a word, term, or phrase defined in the Plan shall have the same meaning in this Award Agreement.

Anything herein contained to the contrary notwithstanding, this Award Agreement shall cease to be of any force or effect unless executed by the Employee and delivered to the Secretary of BNSF by _____________.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the day and year first above written.

                                                          BURLINGTON NORTHERN
                                                          SANTA FE CORPORATION